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                                                                  EXHIBIT 10.136

                                                                  EXECUTION COPY

                           ONYX ACCEPTANCE CORPORATION

                     ONYX ACCEPTANCE RECEIVABLES CORPORATION

                                DEFINITIONS LIST

                           dated as of January 9, 2003

                            XL CAPITAL ASSURANCE INC.
                               EIFFEL FUNDING, LLC
                           CDC FINANCIAL PRODUCTS INC.

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         Unless otherwise defined therein, the capitalized terms used in the documents listed below shall have the meanings set forth in the Definitions List below.

         1. Sale and Servicing Agreement, dated as of January 9, 2003 (the "Sale Agreement"), between the Seller and Recco, as the same may be amended, supplemented or otherwise modified from time to time.

         2. Credit Agreement, dated as of January 9, 2003 (the "Credit Agreement"), among Recco, Eiffel, as Conduit Lender and CDC, as Committed Lender and Program Manager, as the same may be amended, supplemented or otherwise modified from time to time.

         3. Security Agreement, dated as of January 9, 2003 (the "Security Agreement"), among Recco, the Servicer and JPMorgan Chase Bank, as Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

         4. Insurance and Indemnity Agreement, dated as of January 9, 2003 (the "Insurance Agreement"), among the Lenders, XLCA, as Surety Provider, the Seller and Recco, as the same may be amended, supplemented or otherwise modified from time to time.

         5. Liquidity Asset Purchase Agreement, dated as of January 9, 2003 (the "Liquidity Agreement"), between CDC and Eiffel, as the same may be amended, supplemented or otherwise modified from time to time.

         6. Subordinated Security Agreement, dated as of January 9, 2003 (the "Subordinated Security Agreement") between Recco and the Seller, as the same may be amended, supplemented or otherwise modified from time to time.

         7. Premium Letter, dated January 9, 2003 (the "Premium Letter"), among XLCA, Onyx and Recco, as the same may be amended, supplemented or otherwise modified from time to time.

         8. Fee Letter Agreement, dated January 9, 2003 (the "Lender Fee Letter") among Recco and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time

         Attached to this Definitions List as Exhibit B is Supplemental Definitions and Terms to the Credit Agreement for the Liquidity Agreement and other related program documents for Eiffel.

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                                DEFINITIONS LIST

         Accrued Costs and Interest Sub-Account: As defined in Section 4 of the Security Agreement.


         Accrued Facilities Cost Amount: For any day during a Determination Period, an amount equal to the Facilities Costs that have accrued from the beginning of such Determination Period up to and including such day minus the amount on deposit in the Accrued Costs and Interest Sub-Account representing Facilities Costs with respect to such Determination Period.

         Accrued Interest Amount: On any day of determination, the aggregate amount of interest accrued and unpaid for such day on the Loans.

         Adjusted Eligible Contracts Balance: On any day, the aggregate of the Outstanding Balances of all Purchased Contracts minus the sum of (a) the Outstanding Balance of all Delinquent Contracts and, without duplication, Defaulted Contracts on such day, plus (b) without duplication of the amount described in clause (a) of this definition, the Outstanding Balance of all Ineligible Contracts on such day, to the extent that such Contracts have not been repurchased by the Seller pursuant to the terms and conditions of the Sale Agreement, plus (c) the aggregate amount by which the Outstanding Balances of all Purchased Contracts having Obligors with mailing addresses in any one state exceed 50% of the Outstanding Balance of all Purchased Contracts, plus (d) the Outstanding Balance for all Purchased Contracts for which the Purchase Date occurred more than 9 months prior to such day, plus (e) the aggregate amount by which the Outstanding Balances of all Purchased Contracts having original maturities of greater than 60 months exceeds 50% of the Outstanding Balances of all Purchased Contracts.

         Advance Rate: For any Purchase Period, 98%; provided, however, that if, on any Determination Date the Net Yield on such Determination Date does not equal or exceed the Target Net Yield, then the applicable Advance Rate for the Purchase Period beginning on such Determination Date shall be reduced by an amount equal to two times the amount by which the Target Net Yield exceeds such Net Yield; provided, further, that if the weighted average FICO score with respect to Obligors of all Purchased Contracts is between 635 and 639, inclusive, as reported in the most recently delivered Monthly Report, then the applicable Advance Rate for the Purchase Period beginning on the date such Monthly Report is delivered shall be reduced by an amount equal to 1% until such weighted average FICO score is greater than 639, it being understood that if the weighted average FICO score with respect to Obligors of all Purchased Contracts is reported to be between 635 and 639, inclusive, on two or more consecutive Monthly Reports, the applicable Advance Rate shall not be reduced by an amount equal to 1% for any Purchase Period other than the first Purchase Period; provided, further, that if the weighted average FICO score with respect to Obligors of all Purchased Contracts is less than 635 as reported in the most recently delivered Monthly Report, then the applicable Advance Rate for the Purchase Period beginning on the date such Monthly Report is delivered shall be reduced by an amount equal to 5% until such weighted average FICO score is equal to or greater than 635, it being understood that if the weighted average FICO score with respect to Obligors of all Purchased Contracts is reported to be less than 635, inclusive, on two or more consecutive Monthly Reports, the applicable Advance Rate shall not be reduced by an amount equal to 5% for any Purchase Period other than the first Purchase Period.

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         Affiliate: As to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative to the foregoing.

         Alternative Rate: Means:

         (a) for any Interest Period while the LIBOR Rate is unavailable pursuant to Section 2.6(d) of the Credit Agreement, an interest rate per annum equal to the Base Rate,

         (b) for any Interest Period until the applicable Lender has received not less than three (3) Business Days' prior notice that Recco wishes to select a LIBOR Rate, an interest rate per annum equal to the Base Rate, and

         (c) at all other times, an interest rate per annum equal to the sum of
         (i) the LIBOR Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

         Alternative Rate Loan: Any Loan that is not funded with Commercial Paper Notes, including, without limitation, any Loan from and after the time, if any, when the Conduit Lender transfers such Loan, or borrows to finance such Loan, under the Liquidity Agreement.

         Alternate Servicing Plan: The plan, in form and substance satisfactory to the Controlling Party, pursuant to which the Seller and the Servicer provide for a successor servicer to perform all of the obligations of the Seller as initial Servicer.

         Annual Percentage Rate: The annual rate of interest applicable to each Contract, as disclosed therein.

         Annual Report: As defined in Section 8.3(c) of the Sale Agreement.

         Applicable Margin: 0.35% with respect to the CP Rate and 0.70% per annum with respect to the Alternative Rate.

         Approvals: As defined in Section 2.1(a), 2.4(a) and 2.7(a) of the Insurance Agreement.

         Available Funds: On any day, the aggregate amount of funds available to Recco on such day from proceeds of Loans plus, without duplication, Deposited Funds.

         Average Cost of Funds: An amount equal to the aggregate cost of funds (including the interest or discount component of Commercial Paper and including the Facilities Costs and certain amounts paid under the Fee Letters as set forth therein) incurred by the Lenders, with respect to the funding of the Loans for any Determination Period, as determined by the Program Manager.

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         Bank Accounts: Collectively, the Lock-Boxes, the Clearing Account and
the Collection Account and all Permitted Investments in such accounts.

         Bankruptcy Code: Title 11 of the United States Code (11 U.S.C. Section 101 et seq), as amended and in effect from time to time, or any successor statute.

         Bankruptcy Event: With respect to a Person, (a) such Person or any of its Subsidiaries (if any) shall commence any case, proceeding or other action
(i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or such Person or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against such Person or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against such Person or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) such Person or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a),
(b), or (c) above; or (e) such Person or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

         Base Rate: On any date of determination, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate and, (b) the Federal Funds Rate most recently determined by the Program Manager plus 0.50% per annum.

         Blanket Policy: An Insurance Policy maintained by the Seller and Recco providing all risk, physical damage and theft insurance with respect to each Vehicle, or such other insurance approved by the Controlling Party.

         Borrowing Base: On any day, an amount equal to the product of (a) the Advance Rate on such day and (b) the Adjusted Eligible Contracts Balance on such day.

         Borrowing Base Deficiency: On any day, the excess, if any, of the Outstanding Principal Amount of Loans on such day over the Borrowing Base.

         Borrowing Date: Any Business Day specified in a notice pursuant to
Section 2.3 of the Credit Agreement as a date on which Recco requests the Lenders to make Loans thereunder.

         BT: Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), acting solely in its capacity as trustee of the several Recco grantor trust auto loan

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securitizations pursuant to Pooling and Servicing Agreements among Onyx, Recco and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company).

         Business Day: A day of the year on which banks are not required or authorized to close in New York City and on which the New York Stock Exchange is open.

         Capital Stock: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

         CDC: CDC Financial Products Inc., a Delaware corporation.

         Change of Control: A change resulting when any Unrelated Person or any Unrelated Persons, acting together, that would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Onyx or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Onyx such that such nominees when added to any existing director remaining on the Board of Directors of Onyx after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of Onyx. As used herein, (a) "Beneficially Own" shall mean "beneficially own" as defined in Rule 13d-3 of the Exchange Act, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" shall mean a "group" for purposes of Section 13(d) of the Exchange Act; (c) "Unrelated Person" shall mean at any time any Person other than Onyx or any of its Subsidiaries and other than any trust for any employee benefit plan of Onyx or any of its Subsidiaries; (d) "Related Person" shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean the capital stock or other indicia of equity rights of such Person which at the time has the power to vote for the election of one or more members of the Board of Directors (or other governing body) of such Person.

         Clearing Account: Account No. 4159359173 maintained at Wells Fargo
Bank.

         Closing Date: The date on which Recco makes its initial Purchase pursuant to the Sale Agreement.

         Code: The United States Internal Revenue Code of 1986, amended.

         Collateral: As defined in Section 2 of the Security Agreement.

         Collateral Agent: JPMorgan Chase Bank and its successors as Collateral Agent pursuant to the Security Agreement.

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         Collateral Agent Lien Release Certificate: The lien release certificate to be delivered by the Collateral Agent to Recco in accordance with Section
23(b) of the Security Agreement, in the form attached thereto as Exhibit B.

         Collection Account: As defined in Section 2.8 of the Credit Agreement.

         Collection Account Agreement: The Collection Account Agreement dated January 9, 2003 among Recco, Onyx, the Collateral Agent and Wells Fargo Bank, National Association, and acknowledged by XLCA.

         Collections: All amounts (including, without limitation, Recoveries) due and owing on, or otherwise received by the Seller, the Servicer or Recco in respect of the Purchased Contracts and the Vehicles.

         Commercial Paper, CP Notes or Commercial Paper Note or CP Note: The short-term promissory notes of a Conduit Lender denominated in dollars and issued in respect of the Program.

         Commission: The Securities and Exchange Commission.

         Commitment: $150,000,000, as such amount may be reduced pursuant to
Section 2.9 of the Credit Agreement, or such other amount agreed upon in writing by the Seller, Recco, the Lenders, the Surety Provider and the Program Manager.

         Commitment Period: The period from and including January 9, 2003 to but not including the Commitment Termination Date.

         Commitment Termination Date: The earliest of (a) the Scheduled Termination Date, (b) the Wind-Down Date and (c) the date on which the Program Manager receives written notice from the Seller pursuant to Section 6.1 of the Sale Agreement.

         Committed Lender: As defined in the preamble of the Credit Agreement.

         Commonly Controlled Entity: The Seller or the Servicer, as the case may be, and each entity, whether or not incorporated, which is affiliated with any of the foregoing pursuant to Section 414(b), (c), (m) or (o) of the Code.

         Complete Servicing Transfer: The transfer of the servicing, administration and collection functions from the Servicer to a Successor Servicer after a Servicer Termination Notice has been given.

         Conduit Lender: As defined in the preamble of the Credit Agreement.

         Contract: Each retail installment sale contract for a Vehicle that is purchased by the Seller from a Vehicle Dealer (or subject to the conditions set forth in Section 4.2(i) of the Sale Agreement, from ABNI, Inc.) or a loan made by the Seller to an Obligor to finance the purchase of a Vehicle, any amendment, supplement or modification thereto, and all rights and obligations thereunder.

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         Contract Information: Any written information with respect to the
Contracts, or any portion thereof, including, without limitation, information contained in any Daily Report, Monthly Report or Annual Report provided by either (a) the Servicer, if the Seller or any of its Affiliates is the Servicer, to Recco, the Program Manager, the Collateral Agent or the Surety Provider or
(b) the Seller, if the Seller or any of its Affiliates is no longer the Servicer, to the Servicer, Recco, the Program Manager, the Collateral Agent or the Surety Provider.

         Contract List: Each schedule of Contracts delivered by the Seller to Recco, the Lenders, the Program Manager, the Surety Provider and the Collateral Agent with respect to each Purchase Date identifying, in such detail as such parties may require, each Contract being sold by the Seller to Recco and pledged by Recco to the Collateral Agent organized by the name of the Obligor and the state in which the Obligor's billing address is located and setting forth the weighted average Annual Percentage Rate of such Contracts and for each such
Contract: (i) a number identifying the Contract, (ii) the original amount financed under such Contract, (iii) the Annual Percentage Rate under such Contract within 0.125%, (iv) the maturity of the Contract term and (v) the amount of the Obligor's monthly payment.

         Contractual Obligation: As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         Controlling Party: XLCA, so long as no Insurer Default shall have occurred and be continuing, and in the event an Insurer Default shall have occurred and be continuing, the Program Manager, provided, however, that the Program Manager shall also be the Controlling Party after all amounts due to XLCA have been paid and the Surety Bond has expired in accordance with its terms.

         Counterparty Hedge Termination Amounts: Any termination payments owing by Recco to the counterparty of any Hedge Agreement where such counterparty is the Defaulting Party or an Affected Party as defined in such Hedge Agreement.

         CP Loan: A Loan made by the Conduit Lender at any time that is funded or maintained with the proceeds of Commercial Paper Notes.

         CP Rate: With respect to any funding made by a Conduit Lender with the proceeds of Commercial Paper Notes, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper Notes having a term equal to the term of such funding may be sold by any Commercial Paper Dealer selected by such Conduit Lender, which rate shall incorporate applicable Commercial Paper Dealer fees and commissions; provided that if the rate (or rates) as agreed between any such Commercial Paper Dealer and such Conduit Lender is a discount rate, then the rate (or if more than one rate, the weighted average of the rates) resulting from such Conduit Lender's converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

         Credit Agreement: The Credit Agreement, as defined on the first page of this Definitions List.

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         Credit and Collection Policy: The Servicer's credit and collection policies as set forth as Exhibit I to the Sale Agreement, as amended, modified or supplemented pursuant to amendments, modifications or supplements with respect to which the Controlling Party provided its prior written consent.

         Daily Report: The report delivered by the Servicer on each Purchase Date pursuant to Section 8.8 of the Sale Agreement, substantially in the form of Exhibit G thereto.

         Dealer Assignment: Any agreement between the Seller and the Vehicle Dealer pursuant to which a Contract or security interest in the related Vehicle has been transferred, sold or assigned by such Vehicle Dealer to the Seller.

         Dealer or Commercial Paper Dealer: Any dealer or placement agent of the Commercial Paper Notes.

         Debt: Of a Person on any day, the sum on such day of (a) indebtedness for borrowed money or for the deferred purchase price of property or services, or evidenced by bonds, notes or other similar instruments, (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above.

         Default: Any event which results, or which with the giving of notice or the lapse of time or both would result, in an Event of Default.

         Default Rate: A fluctuating interest rate equal to 1% per annum above the Base Rate in effect from time to time.

         Defaulted Contract: Any Contract (a) that has been written off by the Servicer in accordance with the terms of the Credit and Collection Policy or which, pursuant to the terms of the Credit and Collection Policy, should have been written off by the Servicer as of the related date of determination or (b) for which a Scheduled Payment of principal or interest is 120 or more days past due.

         Delinquent Contract: Any Contract for which a Scheduled Payment of principal or interest is 30 or more days past due.

         Deposited Funds: At any time, all principal collections on deposit in or otherwise to the credit of the Collection Account.

         Determination Date: With respect to any Determination Period, the fifth Business Day following the last day of such Determination Period.

         Determination Period: The period from the first day of each calendar month through the last day of that calendar month, inclusive.

         Dollars and $: Lawful money of the United States of America.

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         Effective Date: The date on which the conditions set forth in subsection 4.1 of the Credit Agreement have been satisfied.

         Eiffel: Eiffel Funding, LLC, a Delaware limited liability company.

         Eligible Contract: On any day, a Contract (a) that arises from the completed delivery of a Vehicle to an Obligor which Vehicle has been accepted by the Obligor, (b) that has been originated in the United States by, and that arises in the ordinary course of the Seller's or the Vehicle Dealer's business (or, subject to the conditions set forth in Section 4.2 (i) of the Sale Agreement, from ABNI, Inc.'s business), (c) as to which each representation or warranty of the Seller (applicable to such Contracts) made in Section 4.2 (other than Section 4.2(a)) of the Sale Agreement is true and correct and has not been breached, (d) that is not a Delinquent Contract or Defaulted Contract, (e) the Obligor of which is a natural person residing in any state of the United States or the District of Columbia, (f) the Obligor of which is not the United States government or a state or municipal government subdivision or agency thereof and is not an Affiliate of the Seller, (g) that is denominated and payable in Dollars in the United States, (h) that has been fully and properly executed by the parties thereto and is in full force and effect and represents the legal, valid and binding obligation of the Obligor enforceable against the Obligor in accordance with its terms, (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles whether considered in proceedings in equity or at law), (i) that is not subject to any dispute, litigation, counterclaim or defense, or any offset or right of offset at the time of purchase by Recco, (j) that does not contravene any Requirements of Law applicable thereto, (k) with respect to which all required consents, approvals and authorizations have been obtained, (l) as to which a valid and enforceable, first priority, perfected security interest in the Vehicle securing such Contract has been assigned to Recco and which security interest is in full force and effect and subject to no prior liens, claims or encumbrances, (m) that contains customary and enforceable provisions, including the right, as subject to or limited by applicable law, of the Seller to accelerate all scheduled payments on a default of the Obligor, such that the rights and remedies of the holder thereof are adequate for realization against the collateral therefor, (n) that provides for level monthly payments (provided that the payment in the first and last month in the life of the Contract may be minimally different from level payments) that fully amortize the amount financed by the Contract over an original term not less than 12 months and no greater than 72 months, (o) which is freely assignable and transferable by the Seller, without notice or consent of any Person, (p) for which there is not more than one original executed Contract, (q) which, on the date of creation and time of transfer under the Sale Agreement satisfied all applicable requirements of the Credit and Collection Policy, (r) as to which Recco, after transfer of such Contract pursuant to the Sale Agreement, has good and marketable title, free and clear of any Lien, and (s) as to which the Vehicle is registered in a state of the United States or the District of Columbia and has satisfied the documentation requirements with respect to title set forth in clause (e) of the definition of "File" herein.

         Eligible Hedge: Interest Rate Hedge Mechanisms or similar instruments approved by the Controlling Party which, taken as a whole, must include both a swap and a cap, or similar instruments approved by the Controlling Party, structured using the following assumptions and calculated utilizing the spreadsheet attached hereto as Exhibit C (the "Hedge

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Spreadsheet"), as the same may be modified from time to time by the Controlling
Party and Recco:

    (a) Swap Schedule Sizing: (i) Determined in accordance with the Hedge Spreadsheet, (ii) sized utilizing an all-in ABS speed of 1.75 and (iii) in an amount reasonably acceptable to the Controlling Party.

    (b) Maximum Swap Fixed Payment Rate: Calculated as (i) the weighted average Annual Percentage Rate on the Purchased Contracts minus (ii) 7.08%.

    (c) Cap Schedule Sizing: (i) Determined in accordance with the Hedge Spreadsheet, (ii) sized at the difference between cap size for an ABS speed of 1.75 and the cap size for an ABS speed of 2.25 and (iii) in an amount reasonably acceptable to the Controlling Party.

    (d) Cap Strike Rate: Calculated as (i) the weighted average Annual Percentage Rate on the Purchased Contracts minus (ii) 6.58%.

    (e) Notional Amount: The Interest Rate Hedge Mechanisms together must provide for a notional amount (i) prior to the Hedge Effective Date, at least equal to the aggregate Outstanding Balance of the Purchased Contracts then owned by Recco, (ii) on the Hedge Effective Date, within 1.00% of the aggregate Outstanding Balance of the Purchased Contracts then owned by Recco and (iii) following the Hedge Effective Date, on each payment date under the related Interest Rate Hedge Mechanisms, within 1.00% of the aggregate Outstanding Balance of the Purchased Contracts then owned by Recco.

    (f) Pledge to Collateral Agent: Each Interest Rate Hedge Mechanism must either name the Collateral Agent as beneficiary thereof or be pledged to the Collateral Agent as collateral under the Security Agreement and provide that all payments to be made by the counterparty thereunder following the Hedge Effective Date will be made to the Collection Account for application pursuant to the terms of the Security Agreement.

    (g) ISDA Master Agreement and Schedule: Each Interest Rate Hedge Mechanism must be entered into pursuant to an ISDA Master Agreement and Schedule in the form attached hereto as Exhibit A, which provide that (i) if the Collateral Agent is not the beneficiary thereof, all of Recco's rights (but none of its obligations) under the Interest Rate Hedge Mechanism have been assigned to the Collateral Agent as collateral under the Security Agreement and (ii) the counterparty shall promptly notify the Collateral Agent and the Controlling Party of any amendment, waiver, termination or other modification of such ISDA Master Agreement or Schedule or any confirmation related thereto.

    (h) Confirmations: No Confirmation entered into pursuant to an ISDA Master Agreement and Schedule described in clause (g) may amend or alter the terms of

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         such ISDA Master Agreement and Schedule without the prior, written consent of the Controlling Party.

    (i) Hedge Effective Date: Each Confirmation to an Interest Rate Hedge Mechanism must provide for a Hedge Effective Date that is reasonably acceptable to the Controlling Party.

    (j) Counterparty Ratings: The counterparty to each Interest Rate Hedge Mechanism must be a Person the long-term debt obligations of which are rated in one of the two highest long-term debt rating categories of each of S&P and Moody's or is otherwise reasonably acceptable to the Controlling Party.

    (k) Assignment Acknowledgement: The counterparty to each Interest Rate Hedge Mechanism must have executed and delivered an Interest Rate Hedge Assignment Acknowledgement to the Collateral Agent and to the Controlling Party.

    (l) Controlling Party Approval: Each Interest Rate Hedge Mechanism must otherwise be reasonably acceptable to the Controlling Party.

Notwithstanding the foregoing, funds on deposit in a prefunding account established in connection with an XLCA insured structured finance transaction established by or on behalf of Onyx or an Affiliate of Onyx, to which the Purchased Contracts will be sold (a "Securitization") will qualify as an Eligible Hedge with respect to Purchased Contracts having an aggregate Outstanding Balance less than or equal to the balance of funds on deposit in such prefunding account so long as such Purchased Contracts satisfy the eligibility criteria for sale to such Securitization, but only to the extent such funds on deposit in such prefunding account are not serving as a hedge arrangement for any other Onyx facility or program.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         ERISA Affiliate: With respect to any Person (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) a partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, (c) a member of the same affiliated service group (within the meaning of section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any partnership or other trade or business described in clause (b) above or (d) any other Person or entity which would be treated as a single employer with such Person under
Section 4001(b) of ERISA.

         ERISA Termination Event: A Reportable Event, the filing of a notice of intent to terminate under Section 4041(c) of ERISA or any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan.

         Event of Default: Any event of default specified in Section 5.1 of the Insurance Agreement.

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         Expiration Date: The final date of the Term of the Surety Bond, as specified in the Surety Bond.

         Face Amount: When used with reference to Commercial Paper Notes being sold at a discount, the face amount of any such Commercial Paper Note and when used with respect to Commercial Paper Notes issued on an interest-bearing basis, the principal amount of, plus the amount of all interest stated to accrue thereon to the stated maturity date of, any such Commercial Paper Note.

         Facilities Costs: The "XLCA Premium" under the Premium Letter and the "Commitment Fee" under the Lender Fee Letter.

         Federal Funds Rate: means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publications, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Program Manager of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Program Manager.

         Fee Letters: The Premium Letter and the Lender Fee Letter, each as defined on the first page of this Definitions List.

         Fees: All fees or other amounts payable by Recco to any of the Lenders or the Surety Provider.

         File: With respect to each Contract to be purchased by Recco and each Purchased Contract:

         (a) the original Dealer Assignment, if any;

         (b) the fully executed original of the Contract (together with any agreements modifying the Contract) and the fully executed original of each guaranty and other credit enhancement (if any) with respect thereto;

         (c) documents evidencing or related to any Insurance Policy with respect to a Vehicle, including proof of insurance as of the related Purchase Date with respect to such vehicle;

         (d) the original credit application of the Obligor, fully executed by such Obligor, such application to be in a form substantially similar to that included in the Credit and Collection Policy;

         (e) either (i) the original Title Document for the related Vehicle or a duplicate copy thereof (in cases where an original Title Document is not provided by the Registrar of Titles) issued or certified by the Registrar of Titles which issued the original thereof (or, with respect to certain of the Vehicles, evidence of the electronic Title Document), together with evidence of perfection of the security interest in the related Vehicle granted by such Purchased Contract, as determined by the Servicer or the Program Manager to be permitted or required to perfect such security interest under the laws of the applicable jurisdiction, or (ii) written evidence that the Title Document for such Vehicle showing Onyx or ABNI, Inc. as first lienholder has been applied for; provided, that the items set forth in clause (e)(i) of this definition may be stored separately from the other items set forth in this definition;

         (f) any and all other documents that the Seller keeps on file in accordance with its procedures relating to the Contract, Obligor or Vehicle; and

         (g) where the Vehicle being financed secures a Contract directly originated by the Seller, a Vehicle Condition Report for such Vehicle.

         File Custody Agreement: The File Custody Agreement dated January 9, 2003, among Recco, Onyx, Onyx Acceptance Receivables Corporation, Schick DataBank and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

         Finance Charges: Finance charges, late charges, and other fees, charges and similar items with respect to Contracts.

         Finco: Onyx Acceptance Financial Corporation, a Delaware corporation.

         Fiscal Agent: The Fiscal Agent, if any, designated pursuant to the terms of the Surety Bond.

         Foreign Lender: Any Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

         GAAP: Generally accepted accounting principles in effect from time to time in the United States of America.

         Governmental Authority: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         Gross Charge-Offs: For any Determination Period, the Outstanding Balance of all Purchased Contracts that became Defaulted Contracts during such period.

         Hedge Agreement: An interest rate swap agreement and an interest rate cap agreement, including any Interest Rate Hedge Mechanism, in form and substance satisfactory to the Controlling Party.

         Hedge Agreement Reserve Account: The account designated as such, established by the Issuer and maintained by the Collateral Agent pursuant to
Section 5.02(b)(iii).

         Hedge Agreement Reserve Account Required Amount: With respect to any Determination Date on and after the Hedge Trade Date for a Hedge Agreement, an amount equal to $175,000.00; provided, that the Hedge Agreement Reserve Account Required Amount on any Determination Date after the termination of each Hedge Agreement shall be zero.

         Hedge Agreement Reserve Account Withdrawal Amount: With respect to each Determination Date, the lesser of (x) the Hedge Payment Shortfall and (y) and the amount on deposit in the Hedge Agreement Reserve Account for such Determination Date.

         Hedge Effective Date: The "Effective Date" specified in the related confirmation with respect to any Interest Rate Hedge Mechanism.

         Hedge Payment Shortfall: As defined in Section 2.16(b) of the Credit Agreement.

         Hedge Trade Date: The "Trade Date" specified in the related confirmation with respect to any Interest Rate Hedge Mechanism.

         Indebtedness: With respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for or liabilities incurred on the account of such Person; (e) obligations or liabilities of such Person arising under acceptance facilities; (f) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

         Indemnified Amounts: As defined in Section 7.1 of the Sale Agreement.

         Indemnified Party: As defined in Section 7.1 of the Sale Agreement.

         Independent: When used with respect to any accountant means an accountant, who may be the accountant who audits the books of Recco or Onyx, who is independent with respect to Recco or Onyx within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. Whenever it is herein provided that any Independent Person's opinion or certificate shall be furnished to any party, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

         Ineligible Contracts: Any Contract sold by the Seller and purchased by Recco as an Eligible Contract that, (a) subsequent to the Purchase Date of such Contract, is determined not to have conformed to the definition of Eligible Contracts on such Purchase Date or (b) on the 180th day after its purchase by Recco, the File for which does not contain a Title Document for the related Vehicle if, on the date of such purchase by Recco, such File contained an application therefor in lieu of such Title Document.

         Insolvency: With respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

         Insolvency Law: Existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, rehabilitation, reorganization, legislation or relief of debtors.

         Insolvent: Pertaining to a condition of Insolvency.

         Insurer Default Premium: As defined in the Premium Letter.

         Insurance Agreement: The Insurance Agreement, as defined on the first page of this Definitions List.

         Insurance Policies: All insurance policies, including, without limitation, the Blanket Policy, covering physical damage, theft, mechanical breakdown or similar event with respect to a Vehicle or loss of such Vehicle or credit life or credit disability insurance with respect to payments due on a Contract or otherwise benefiting the holder of the Contracts.

         Insurer Default: The existence and continuance of any of the following:
(a) a failure by the Surety Provider to make a payment when or as required under the Insurance Agreement in accordance with its terms or under the Surety Bond in accordance with its terms; or (b) (i) the Surety Provider (A) files any petition or commences any case or proceeding under any provision or chapter of the Bankruptcy Code or any other Insolvency Law, (B) makes a general assignment for the benefit of its creditors, or (C) has an order for relief entered against it under the Bankruptcy Code or any other Insolvency Law which is final and nonappealable; or (ii) a court of competent jurisdiction, the New York Department of Insurance or other competent regulatory authority enters a final and nonappealable order, judgment or decree (A) appointing a custodian, trustee, agent or receiver for the Surety Provider or for all or any material portion of its property or (B) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Surety Provider, or the taking of possession of all or any material portion of the property of the Surety Provider.

         Insurer Fee: As defined in the Premium Letter.

         Intercreditor Agreement: The Intercreditor Agreement dated January 9, 2003 between the Collateral Agent and Capital Markets Assurance Corporation, and acknowledged by Onyx, Recco, Finco, CapMac Financial Services, Inc., Triple-A One Funding Corporation, XLCA, Eiffel and CDC.

         Interest Period:

         (a) With respect to any CP Loan, each calendar month;

         (b) With respect to any Alternative Rate Loan: (i) initially, the period commencing on the date of the initial funding of such Loan and ending on (but excluding) the Business Day immediately preceding the next following Scheduled Interest Payment Date, and (ii) thereafter, each period commencing on (and including) the Business Day immediately preceding a Scheduled Interest Payment Date and ending on (but excluding) the Business Day immediately preceding the next following Scheduled Interest Payment Date.

Notwithstanding the foregoing, if any Interest Period for any Loan that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by the Program Manager.

         Interest Rate Hedge Assignment Acknowledgment: An acknowledgment in substantially the form of Exhibit H to the Credit Agreement executed by a counterparty to an Interest Rate Hedge Mechanism in favor of the Program Manager, Surety Provider and the Collateral Agent.

         Interest Rate Hedge Mechanisms: Such agreement or combination of agreements, including without limitation, interest rate swaps, interest rate cap agreements, forward contracts and hedge mechanisms, and any appropriate ancillary agreements, executed copies of which shall be delivered to the Collateral Agent, the Surety Provider and the Program Manager and shall be satisfactory to Moody's, S&P and the Controlling Party, in accordance with
Section 5.14 of the Credit Agreement; provided, however, that such Interest Rate Hedge Mechanism shall be an Eligible Hedge.

         Investment Company Act: The Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

         IRS: The Internal Revenue Service.

         Late Payment Rate: The lesser of (a) the greater of (i) the Prime Rate plus 2% from time to time (any change in such rate of interest to be effective on the date such change is published) and (ii) the then applicable highest rate of interest on the Lender Note and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of a 360 day year for the actual number of days elapsed for such period. The Late Payment Rate shall be calculated by the Surety Provider and evidenced by a certificate of the Surety Provider delivered to the Collateral Agent and Recco.

         Lender Note: As defined in Section 2.2 of the Credit Agreement.

         Lenders: As defined in the preamble to the Credit Agreement.

         LIBOR Rate: For any Interest Period, the rate per annum on the Rate Setting Day of such Interest Period shown on page 3750 of Telerate or any successor page as the composite offered rate for London interbank deposits for one month, as shown under the heading "USD" as of 11:00 a.m. (London time); provided that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of one percent) based on the rates at which Dollar deposits for one month are displayed on page "LIBOR" of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by the Program Manager at approximately 11:00 a.m. (London time) on the Rate Setting Day to prime banks in the London interbank market for a one month.

         Lien: Any lien, mortgage, security interest, pledge, hypothecation, charge, equity, encumbrance or right of any kind whatsoever (except any lien, mortgage, security interest, pledge, hypothecation, charge, equity, encumbrance or right of any kind granted under the Sale Agreement, the Credit Agreement or the Security Agreement, with respect to the Purchased Contracts); provided however, that the term "Lien" shall not include any lien, mortgage, security interest, pledge, hypothecation, charge, equity, encumbrance or right of any kind whatsoever granted upon any Purchased Contract which has been released by the Collateral Agent and the Seller pursuant to the terms and conditions of
Section 23(b) of the Security Agreement and Section 19(b) of the Subordinated Security Agreement.

         Lien Release Request Certificate: The Lien Release Request Certificate to be delivered by Recco to the Collateral Agent in accordance with Section 23(b) of the Security Agreement, in the form attached thereto as Exhibit A and to the Seller in accordance with Section 19(b) of the Subordinated Security Agreement in the form attached thereto as Exhibit A.

         Liquidation Day: The Commitment Termination Date and each day thereafter.

         Liquidity Agreement: The Liquidity Agreement, as defined on the first page of this Definitions List.

         Loan: As defined in Section 2.1 of the Credit Agreement.

         Lock-Box: A lock-box or account to which Obligors remit Collections.

         Lock-Box Agreement: As defined in Section 6.21 of the Credit Agreement.

         Lock Box Bank: Any institution at which a Lock-Box is kept.

         Managed Contract: A Contract serviced by Onyx, whether a Purchased Contract, a Contract owned by Onyx or otherwise.

         Mandatory Payment Date: As defined in Section 2.5(a) of the Credit Agreement.

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

         Material Adverse Effect: (i) In respect of Recco or the Seller, as applicable, a material adverse effect on the financial condition, operations or business of Recco or the Seller, as applicable, or a material adverse effect on the ability or right of Recco or the Seller, as applicable, to perform its obligations under any Operative Document, (ii) any impairment of the ability or right of the Program Manager or the Surety Provider to enforce any Operative Document, or (iii) a material adverse effect on the Collateral or the Purchased Contracts or the perfection or priority of the Collateral Agent's security interest therein.

         Maximum Commercial Paper Amount: At any time of determination thereof, after giving effect to the application of proceeds of Commercial Paper to be sold on such date, an amount equal to (a) the Maximum Program Amount at such time minus (b) the aggregate principal amount of all Loans then outstanding minus (c) the aggregate unreimbursed amount drawn on the Surety Bonds at such time.

         Maximum Program Amount: At any time, the lesser of (a) the Commitment then in effect and (b) the sum, at such time, of (i) the amount of Deposited Funds plus (ii) the Borrowing Base.

         Monthly Report: The report to be delivered by the Servicer pursuant to
Section 8.9 of the Sale Agreement, substantially in the form of Exhibit H thereto.

         Moody's: Moody's Investors Service, Inc. or its successor in interest. References to Moody's in any of the documents are only operative if Moody's has rated, and is continuing to rate, the Commercial Paper.

         Multiemployer Plan: A Plan which constitutes a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

         Multiple Employer Plan: A Plan which (a) is maintained for employees of the Seller or any of its ERISA Affiliates and at least one Person other than the Seller and its ERISA Affiliates or (b) was so maintained and in respect of which the Seller or any of its ERISA Affiliates could have liability under Sections 4063, 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

         Net Advance Rate: On any day, the percentage equivalent of a fraction, the numerator of which is the Borrowing Base on such day and the denominator of which is the Outstanding Balance of all Purchased Contracts on such day.

         Net Charge-Offs: For any Determination Period, the Gross Charge-Offs for such period minus the Recoveries received by Recco for such period.

         Net Yield: On any day, the percentage equivalent of (a) twelve multiplied by (b) a fraction the numerator of which is equal to (i) the aggregate of all Finance Charges collected on Purchased Contracts during the three immediately preceding Determination Periods (including Finance Charges and interest on account of such Purchased Contracts collected and subsequently transferred in connection with a securitization transaction) minus (ii) the sum of (A) the aggregate of all Net Charge-Offs for such three Determination Periods and (B) the sum of the Average Cost of Funds for such three Determination Periods, and the denominator of which is equal to the sum of the average daily Outstanding Balances of all Purchased Contracts for each of such three immediately preceding Determination Periods.

         Notice of Borrowing: As defined in Section 2.3 of the Credit Agreement.

         Notice of Wind-Down: A notice to Recco, the Servicer, and the Seller from the Program Manager and given at the direction of the Controlling Party to the effect that one or more Wind-Down Events has occurred and is continuing and that such notice shall be deemed to be a "Notice of Wind-Down."

         Obligations: All the Outstanding Principal Amount of, and interest on (including interest accruing on or after any Bankruptcy Event, whether or not a claim for post-filing or post-petition interest is allowed in a proceeding relating thereto, and interest on overdue interest) the Lender Note and all other obligations and liabilities of Recco to the Lenders, the Collateral Agent, the Surety Provider, the Program Manager or a counterparty under an Interest Rate Hedge Mechanism whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Insurance Agreement, the Lender Note or the Security Agreement and any other Operative Document or document executed and delivered in connection therewith whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lenders, the Collateral Agent, the Program Manager or the Surety Provider) or otherwise.

         Obligor: Each Person who is indebted on a Contract.

         Onyx: Onyx Acceptance Corporation, a Delaware corporation.

         Operative Documents: The collective reference to the Credit Agreement, the Sale Agreement, the Collection Account Agreement, the Fee Letters, the Security Agreement, the Lender Note, the Subordinated Note, the Seller Note, the Surety Bond, the Insurance Agreement, the Subordinated Security Agreement, the File Custody Agreement, the Security Interest Notice, the Intercreditor Agreement, any documents related to Interest Rate Hedge Mechanisms and any other agreement or instrument related or delivered to any party to any of the foregoing pursuant to or in connection with any of the foregoing.

         Other Conveyed Property: All property conveyed by the Seller to Recco pursuant to the Sale Agreement other than the Purchased Contracts.

         Outstanding: When used with reference to any Commercial Paper Note, at the time of any determination thereof, any Commercial Paper Note authenticated and issued pursuant to and in accordance with the Issuing and Paying Agreement, except (a) any Commercial Paper Note paid upon or following its maturity as provided in such Commercial Paper Note, and (b) any Commercial Paper Note as to which funds for payment have been deposited with, and are being held by, the Issuing and Paying Agent in the Issuing and Paying Agent Account.

         Outstanding Balance: On any day, with respect to any Contract, the outstanding principal amount due and owing on such Contract on such day.

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

         Outstanding Extensions of Credit: On any day, the aggregate on such day (after giving effect to the issuance of Commercial Paper Notes on such day and the use of proceeds thereof) of (a) the Face Amount of the Outstanding Commercial Paper Notes, (b) the outstanding principal amount of Loans, and (c) the unreimbursed drawings under the Surety Bonds.

         Outstanding Principal Amount: On any day, with respect to the Loans, the outstanding principal amount of such Loans on such day, as reflected on the Lender Note.

         Paperless Title System: The Electronic Lien and Title system of the California Department of Motor Vehicles or other electronic title systems used by departments of motor vehicles in other jurisdictions.

         Payment Date: With respect to each Purchase Date, the date on which payment is made pursuant to Section 2.2 of the Sale Agreement with respect to Contracts acquired by Recco on such Purchase Date.

         PBGC: The Pension Benefit Guaranty Corporation established under ERISA.

         Permitted Investments: Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

         (ii) direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

         (iii) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a person other than such depository institution or trust company) thereof shall have a credit rating from each of S&P and Moody's at least as high as the ratings by such agencies of the Commercial Paper;

         (iv) commercial paper having, at the time of the investment, a rating from each of S&P and Moody's at least as high as the ratings by such agencies of the Commercial Paper;

         (v) investments in money market or common trust funds having a rating from S&P of at least Am or Am-G and from Moody's at least as high as the ratings by Moody's of the Commercial Paper;

         (vi) demand deposits, time deposits and certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation;

         (vii) bankers' acceptances issued by any depository institution or trust company referred to in clause (ii) above; and

         (viii) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) the deposits of which are insured by the Federal Deposit Insurance Corporation.

         Person: An individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or other entity of whatever nature.

         Plan: Any employee benefit plan defined in Section 3(3) of ERISA in respect of which Recco, the Seller or any ERISA Affiliate thereof is or at any time within the immediately preceding five years was an "employer" as defined in
Section 3(5) of ERISA or may have, or in the past five years have had, liability, including but not limited to liability as a substantial employer, within the meaning of Section 4063 of ERISA and liability as a contributing sponsor under Section 4069 of ERISA.

         Premium: The premium payable in accordance with Section 3.2 of the Insurance Agreement and the Premium Letter.

         Prepayment Amount: As defined in Section 23 of the Security Agreement.

         Prime Rate: As of any date of determination, the rate of interest most recently published in The Wall Street Journal as the "prime rate" of such date of determination.

         Principal Portion: With respect to Commercial Paper, the Face Amount of such Commercial Paper less the imputed interest and any fees applicable to the Dealer associated therewith.

         Proceeds: As defined in the UCC.

         Program: The financing arrangements provided for in the Operative Documents.

         Program Manager: CDC, and its permitted successors and assigns in such capacity.

         Purchase: Each purchase by Recco of Contracts pursuant to the terms of the Sale Agreement.

         Purchase Date: Each Business Day on which any Contract is acquired by Recco pursuant to the terms of the Sale Agreement.

         Purchase Period: The period from and including the Closing Date to and including the first Determination Date and, thereafter, the period from but excluding any Determination Date to and including the next Determination Date.

         Purchase Price: As defined in Section 2.2 of the Sale Agreement.

         Purchased Contracts: All Contracts transferred to Recco as a result of each Purchase, including any Contracts that have become Delinquent Contracts or Defaulted Contracts or are Ineligible Contracts (but only to the extent such Ineligible Contracts have not been repurchased by the Seller pursuant to the terms and conditions of the Sale Agreement), provided however that, only for the purposes of the Credit Agreement, the Security Agreement and the Subordinated Security Agreement, the term Purchased Contracts shall not include any Purchased Contract which has been released by the Collateral Agent and the Seller pursuant to the terms and conditions of Section 23(b) of the Security Agreement and
Section 19(b) of the Subordinated Security Agreement.

         Rate Setting Day: For any Interest Period, two (2) Business Days prior to the commencement of such Interest Period. In the event such day is not a Business Day, then the Rate Setting Day shall be the immediately preceding Business Day.

         Rating Agency: S&P and Moody's and any nationally recognized statistical rating organization who has assigned a rating to the Lender Note.

         Rating Agency Confirmation: The written confirmation by the Rating Agencies that any Proposed Transaction shall not result in a reduction or withdrawal of the then current rating assigned to the Lender Note (without giving effect to the Surety Bond).

         Recco: Onyx Acceptance Receivables Corporation, a Delaware corporation.

         Recco Account: The account established by Recco, and as to which Recco has notified the Program Manager and the Collateral Agent, into which a Lender deposits the proceeds of Loans made by such Lender.

         Recco Expenses: All (a) operating expenses incurred by Recco at any time prior to the Scheduled Maturity Date and in the ordinary course of its business (including rent, salaries, professional fees and expenses incurred in connection therewith), (b) fees, premiums and other expenses at any time owing to the Collateral Agent, the Dealer, the Surety Provider, any Lender or the Servicer pursuant to, or incurred in connection with, any Operative Document (excluding the Facilities Costs and the Servicing Fee) and (c) all fees and expenses incurred at any time in respect of any of the Bank Accounts.

         Recco Hedge Termination Amounts: Any termination payments owing by Recco to the counterparty of any Hedge Agreement where Recco is the Defaulting Party or the sole Affected Party as defined in such Hedge Agreement.

         Recco Secured Parties: The holders of the Obligations under the Security Agreement.

         Recoveries: With respect to any Determination Period, the aggregate amount of all cash received by Recco, the Seller or the Servicer during such Determination Period in respect of any Defaulted Contract including (i) cash received in connection with the sale or other disposition of the related Vehicle
(ii) proceeds of Insurance Policies with respect to the related Vehicle and
(iii) payments made by or on behalf of the Obligor.

         Recovery Procedure: As defined in Section 4.1(i) of the Credit
Agreement.

         Register: As defined in Section 2.2 of the Credit Agreement.

         Registrar of Titles: The agency, department or office having the responsibility for maintaining records of titles of motor vehicles and issuing documents or records evidencing such titles in the jurisdiction in which a particular Vehicle is registered.

         Regulation D: Regulation D of the Board of Governors (or any successor) of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         Regulation T: Regulation T of the Board of Governors (or any successor) of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         Regulation U: Regulation U of the Board of Governors (or any successor) of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         Regulation X: Regulation X of the Board of Governors (or any successor) of the Federal Reserve System, as the same may be amended or supplemented from time to time.

         Reorganization: With respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         Reportable Event: Any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder other than those events as to which the thirty day notice period is waived.

         Repossessed Vehicle: As defined in Section 4.2(h) of the Sale
Agreement.

         Repurchase Price: The amount required to be paid by the Seller to Recco pursuant to Section 4.5 of the Sale Agreement in connection with the repurchase by the Seller of any Ineligible Contract.

         Requirement of Law: As to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         Residual Lines: (a) The Master Loan Agreement between Onyx Acceptance Funding Corporation and Salomon Brothers Realty Corp., dated as of September 3, 1998, as the same may be amended, supplemented or otherwise modified from time to time, (b) the Master Repurchase Agreement among Credit Suisse First Boston (Europe) Limited, Credit Suisse First Boston Corporation and Onyx Acceptance Funding Corporation, dated as of October 13, 2000, as the same may be amended, supplemented or otherwise modified from time to time and (c) any other similarly structured agreements or arrangements entered into by Onyx Acceptance Funding Corporation or any of its Affiliates.

         Responsible Officer: The chief executive officer, president, vice president-operations, chief financial officer, controller, secretary or treasurer of a corporation, provided that, (a) with respect to any certificate to be delivered by a Responsible Officer, such Officer shall have personal knowledge of the subject matter of such certificate, and (b) with respect to any other matter to be undertaken by a Responsible Officer, such Officer shall be duly authorized by all necessary corporate or other action with respect to such matter.

         Sale Agreement: The Sale Agreement, as defined on the first page of this Definitions List.

         Scheduled Interest Payment Date: Each Determination Date hereafter commencing with February 7, 2003.

         Scheduled Maturity Date: The date that is 78 months following the Commitment Termination Date.

         Scheduled Payment: With respect to any Determination Period and any Contract, the amount set forth in such Contract as required to be paid by the related Obligor in such Determination Period.

         Scheduled Termination Date: January 8, 2004, or such later date as mutually agreed upon in writing by the Seller, Recco, CDC, the Surety Provider and the Lenders at least 60 days before the Scheduled Termination Date then in effect.

         SEC: Securities and Exchange Commission.

         Security Agreement: The Security Agreement, as defined on the first page of this Definitions List.

         Security Interest: As defined in the UCC.

         Security Interest Notice: The Notice of Grant of Security Interest in Insurance Policy dated January 9, 2003, among Onyx, Recco, and Great American Insurance Companies, as the same may be amended, supplemented or otherwise modified from time to time.

         Securities Act: The Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

         Securities Exchange Act: The Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

         Seller: Onyx.

         Seller Interest: On any day, an amount equal to the Outstanding Balance of Purchased Contracts as reflected on the most recent Daily Report minus the sum of (a) the Outstanding Principal Amount of Loans on such day and (b) the Subordinated Interest on such day.

         Seller Lien Release Certificate: The lien release certificate to be delivered by the Seller to Recco in accordance with Section 19(b) of the Subordinated Security Agreement in the form attached thereto as Exhibit B.

         Seller Note: As defined in Section 5.1 of the Sale Agreement.

         Seller Note Interest Rate: On any date, the CP Rate as of the immediately preceding Determination Date.

         Servicer: Onyx or any Successor Servicer.

         Servicer's Certificate: As defined in Section 8.8 of the Sale
Agreement.

         Servicer Termination Event: As defined in Section 8.10 of the Sale Agreement.

         Servicer Termination Notice: As defined in Section 8.10 of the Sale Agreement.

         Servicing Fee: For any Determination Period (or portion thereof), an amount equal to the product of (a) the Servicing Fee Percentage, (b) the Purchased Contracts Balance as of the last day of the preceding Determination Period, and (c) the number of days in such Determination Period divided by 365.

         Servicing Fee Percentage: For any Determination Period (or portion thereof), either (i) if the Seller or any of its Affiliates is the Servicer, 1% or (ii) if the Seller or any of its Affiliates is not the Servicer, 1% or such other percentage as may be agreed upon between such successor Servicer and the Controlling Party.

         S&P: Standard & Poor's Ratings Services Group, a division of the McGraw-Hill Companies, Inc., or its successor in interest. References to S&P in any of the documents are only operative if S&P has rated, and is continuing to rate, the Commercial Paper.

         Solvent: When used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         Subordinated Interest: On any day, an amount equal to the positive difference result, if any, of (a) the Outstanding Principal Amount of Loans on such day divided by the Net Advance Rate on such day less (b) the Outstanding Principal Amount of Loans on such day.

         Subordinated Note: As defined in Section 5.3 of the Sale Agreement.

         Subordinated Security Agreement: The Subordinated Security Agreement, as defined on the second page of this Definitions List.

         Subsidiary: As to any Person, a corporation of which shares of stock having ordinary voting power (other than a stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or a corporation or other entity the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

         Successor Servicer: As defined in Section 8.11 of the Sale Agreement.

         Surety Bond: The financial guaranty insurance policy #CA00332A issued by the Surety Provider on January 9, 2003, to the Collateral Agent for the benefit of the Lenders.

         Surety Provider: XLCA, and its permitted successors and assigns in such capacity.

         Surety Provider Defense Costs: All costs and expenses of the Surety Provider (including, without limitation, any costs and expenses of the Program Manager or the Collateral Agent that the Surety Provider may have paid) in connection with any action, proceeding or investigation that could materially adversely affect the rights or obligations of the Surety Provider under the Operative Documents or any other document delivered with respect thereto, including (without limitation) any judgment or settlement entered into affecting the Surety Provider or the Surety Provider's interests, together with interest thereon at a rate equal to the Base Rate plus 1% until paid.

         Target Net Yield: Five percent per annum.

         Taxes: As defined in Section 2.10 of the Credit Agreement.

         Term of the Agreement: As defined in Section 4.1 of the Insurance Agreement.

         Term of the Surety Bond: Has the meaning assigned to the term "Term of this Surety Bond" in the Surety Bond.

         Title Document: With respect to any Vehicle, the original certificate of title for, or other evidence of ownership (which indicates that the lien of the secured party on the Vehicle is recorded on the original certificate of title) of, such Vehicle issued by the Registrar of Titles in the jurisdiction in which such Vehicle is registered. For Vehicles registered in certain states, the Title Document may consist of electronic evidence of ownership on the electronic lien and title systems of such states.

         Transaction: The transactions contemplated by the Operative Documents.

         UCC: The Uniform Commercial Code as in effect in the specified jurisdiction or, if no jurisdiction is specified, as in effect in the state whose law, by agreement of the parties, governs the document or agreement in which the term "UCC" appears.

         Unmatured Wind-Down Event: Any of the events specified in the definition of Wind-Down Event, which, with the giving of notice, the lapse of time, or both, or any other condition, would be a Wind-Down Event.

         Vehicle: Any new or used automobile, van or light truck that secures a Purchased Contract.

         Vehicle Condition Report: The Vehicle Condition Report generated pursuant to Section 4.2(g) of the Sale Agreement.

         Vehicle Dealer: Any seller of automobiles, vans or light trucks that originated one or more of the Contracts and transferred, sold or assigned the respective Contract, to the Seller under a Dealer Assignment.

         Wind-Down Date: The earlier to occur of the date on which: (a) a Notice of Wind-Down is given and (b) any Wind-Down Event described in clauses (e), (m) or (v) of the definition of Wind-Down Event occurs.

         Wind-Down Event: The occurrence of any of the following events, provided that any condition set forth therein has been satisfied:

         (a) The Seller or Recco fails to pay when due any amount payable under any of the Operative Documents and such failure continues for two Business Days.

         (b) Any representation or warranty made or deemed made by the Seller or Recco, in any capacity which is contained in any Operative Document or in any agreement, written report or written information furnished at any time under or required by the Operative Documents shall prove to have been false or incorrect in any material respect on or as of the date made or deemed made.

         (c) The Seller (i) defaults in any payment of principal of or interest on any Debt in excess of $3,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created or (ii) defaults in the observance or performance of any other material agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, except when the amount or validity of such Debt is currently being contested in good faith by appropriate proceedings, reserves in the full amount of such contested Debt have been provided on the books of the Seller, such proceedings suspend the collection of such contested Debt from any Collateral and the Seller shall have notified the Surety Provider and the Program Manager in advance of its intention to contest any such Debt and shall have furnished complete information as to such proceedings and reserves to the Surety

         Provider and the Program Manager and any additional information which the Surety Provider or the Program Manager shall have requested with respect thereto.

         (d) For any reason, the Sale Agreement shall not or shall cease to create a valid and perfected first priority ownership interest or to transfer legal and equitable title in the Purchased Contracts to Recco, the Security Agreement shall not or shall cease to create a valid and perfected first priority security interest in the Collateral in favor of the Collateral Agent (free and clear of any lien in favor of any other Person), or any other Operative Document shall cease to be in full force and effect or cease to be the legal, valid, binding and enforceable obligation of any party thereto.

         (e) (i) The Seller, Recco or any Subsidiary of the Seller shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any such Person shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Seller, Recco or any Subsidiary of the Seller any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days (which grace period shall not apply in the case of Recco); or (iii) there shall be commenced against any of the Seller, Recco or any Subsidiary of the Seller any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (which grace period shall not apply in the case of Recco); or (iv) any of the Seller, Recco or any Subsidiary of the Seller shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any of the Seller, Recco or any Subsidiary of the Seller shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

         (f) One or more judgments or decrees shall have been entered against Recco, or one or more judgments or decrees in excess of $2,000,000 shall have been entered against the Seller or any shareholder or Affiliate of the Seller (other than Recco) which is not paid, bonded, stayed or covered by insurance within 30 days thereof.

         (g) If at any time Recco shall become liable for environmental remediation or compliance expenses or fines, penalties or other charges related to environmental matters in excess of $50,000.

         (h) Any of Recco, the Seller or any ERISA Affiliate thereof, (i) shall engage in any nonexempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Controlling Party, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA,
         (v) the Seller or Recco or any ERISA Affiliate shall, or in the reasonable opinion of the Controlling Party is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Plan, or (vi) Seller, Recco or any of their ERISA Affiliates shall, for the first time become obligated to contribute or incur any other liability with respect to a Plan which is subject to the provisions of Title IV of ERISA if, in the reasonable opinion of the Controlling Party, such liability or obligation is or may be material; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is reasonably likely to, in the Controlling Party's sole discretion, (A) subject the Seller or any ERISA Affiliate (other than Recco) to any tax, penalty or other liability, which tax, penalty or other liability has or is reasonably likely to have a Material Adverse Effect or (B) subject Recco to any tax, penalty or other liability.

         (i) Any financial statement delivered pursuant to the Operative Documents and reported on by PricewaterhouseCoopers LLP or other Independent certified public accountants of nationally recognized standing shall contain a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit.

         (j) A Material Adverse Effect from the date hereof.

         (k) A material adverse change from the date hereof in the collectibility of the Purchased Contracts taken as a whole.

         (l) A material adverse change from the date hereof in the ability of the Seller to act as Servicer or the Servicer shall not perform its obligations as Servicer in a manner conforming to the terms of the Sale Agreement as reasonably determined by the Controlling Party.

         (m) Recco becomes an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (n) On any Determination Date, the Net Advance Rate does not equal or exceed 92%.

         (o) A Borrowing Base Deficiency shall occur and remain uncured for more than one Business Day.

         (p) An "event of default" under any of the Operative Documents, including, without limitation, any Servicer Termination Event.

         (q) The Servicer resigns, other than pursuant to Section 8.5(b), of the Sale Agreement.

         (r) Recco shall fail to provide any information required to be provided by Section 5.13 of the Credit Agreement by the time required thereby.

         (s) The Seller shall fail to comply with or observe any covenant contained in Section 4.5 or 4.6 of the Sale Agreement.

         (t) The delivery of a Servicer Termination Notice.

         (u) The Seller, the Servicer or Recco shall default in the observance or performance of any other term, condition or covenant (not specifically referenced in any other clause of this definition) under the Operative Documents and such failure to observe or perform continues for 10 Business Days.

         (v) Failure by the Seller and Recco to maintain or cause to be maintained Interest Rate Hedge Mechanisms in accordance with Section
         5.14 of the Credit Agreement.

         (w) The occurrence of a servicer termination event, trigger event, event of default, liquidation event, wind-down event or other event, circumstance or condition of similar nature and consequence with respect to any transaction insured by the Surety Provider relating to automobile contracts originated and/or acquired by the Seller.

         Working Day: Any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

         XLCA: XL Capital Assurance Inc., a New York corporation.

                                    EXHIBIT A

                     [FORM OF INTEREST RATE HEDGE MECHANISM]

                                    EXHIBIT B

                       SUPPLEMENTAL DEFINITIONS AND TERMS
                             TO THE CREDIT AGREEMENT
                           dated as of January 9, 2003

        as amended, modified or otherwise supplemented from time to time, by and among Onyx Acceptance Receivables Corporation, a Delaware corporation, as Borrower, the Eiffel Funding, LLC as Conduit Lender, and
      CDC Financial Products Inc. as Program Manager and Committed Lender

               SOLELY FOR PURPOSES OF LOANS BY EIFFEL FUNDING LLC

Capitalized terms used and not otherwise defined in this Schedule of Definitions shall have the meaning set forth in the Asset Transfer Agreement (defined below).

"Asset Collateral" means Eiffel's interest in the Pledged Collateral and any rights to payment pursuant to the Surety Bond pursuant to the Asset Transfer Agreement.

"Asset Transfer Agreement" means the Credit Agreement, dated as of January 9, 2003, as amended, modified or otherwise supplemented from time to time, by and among Onyx Acceptance Receivables Corporation, a Delaware corporation, as Borrower, Eiffel Funding, LLC as Conduit Lender and CDC Financial Products Inc. as Committed Lender and Program Manager, to which this list of definitions is attached.

"Defaulted Assets" means, as of any date of determination, (i) if the claims paying ability of the Surety Provider on the date of determination is rated at least CCC- by Standard & Poor's, Caa3 by Moody's or CCC- by Fitch, a dollar amount equal to zero and (ii) if the conditions on (i) are not met, the positive excess of Eiffel's Loans Outstanding over the sum of (a) Adjusted Eligible Contracts Balance and (b) any amounts held by the Collateral Agent and available to apply against Eiffel's Loans Outstanding.

"Eiffel" means Eiffel Funding, LLC, a Delaware limited liability company.

"Eiffel's Loans Outstanding" means, as of any date of determination, the aggregate principal of all Loans made by Eiffel on such date, including the principal amount of any Loans by Eiffel to be made on such date, less the principal amount of any repayments of Loans to Eiffel on such date applied to reduce such principal.

"Net Aggregate Losses" means, as of any date of determination, the positive excess, if any, of the outstanding principal balance of any Defaulted Assets as of such date over any amounts reimbursed to Eiffel in respect of such Defaulted Assets prior to such date of determination.

"Outstanding Balance" means as of any date of determination, but only when used in connection with the Transferred Asset for purposes of the documentation relating to Eiffel's Commercial Paper, the Transferee Investment.

"Transferee Investment" means, as of any date of determination, the positive excess of (a) Eiffel's Loans Outstanding as of such date over (b) any Net Aggregate Losses outstanding as of such date.

"Transferred Asset" means the Eiffel Note representing Eiffel's Loans
Outstanding.

"Yield" means, the CP Rate plus the Applicable Margin payable with respect to Eiffel's Loan in accordance with the Asset Transfer Agreement for the relevant period.